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                                                                    EXHIBIT 4.10

February 16, 1998


TO: ALL HOLDERS OF $1,775,000 PRINCIPAL AMOUNT OF 12% SUBORDINATED CONVERTIBLE DEBENTURES OF ROLLERBALL INTERNATIONAL INC.

Dear Debentureholder:

         This letter has been forwarded to all investors who purchased the Company's 12% Subordinated Convertible Debentures in August 1996 to September 1996. We again would like to thank you for your patience over the last few months as we work towards bringing the Company to its initial public offering through Auerbach, Pollak & Richardson, Inc. as underwriter.

         A few weeks ago, the Company forwarded to you your most recent interest payment. At that time we advised you that we would be requesting that you waive all defaults and further extend the payment date of the Debentures beyond February 28, 1998. Many of the Debentures holders had previously delivered waiver letters extending the period to February 28, 1998.

         AS PREVIOUSLY ADVISED, THE COMPANY DOES NOT HAVE THE ABILITY AT THIS TIME TO REPAY THE DEBENTURES IN CASH. UNLESS THE PUBLIC OFFERING IS CONSUMMATED, IT IS EXTREMELY DOUBTFUL THAT THE COMPANY WILL BE ABLE TO REPAY THE DEBENTURES.

         FURTHERMORE, IT IS DOUBTFUL THAT THE PUBLIC OFFERING CAN BE CONSUMMATED UNLESS THE HOLDERS OF THE DEBENTURES AGREE TO ACCEPT PAYMENT, AS ORIGINALLY CONTEMPLATED UNDER THE DEBENTURES, IN THE FORM OF COMMON STOCK AND WAIVE ALL DEFAULTS.

         WE HAVE BEEN PRELIMINARY ADVISED BY THE NASDAQ STOCK MARKET THAT UNLESS THE DEBENTURE HOLDERS WAIVE ALL DEFAULTS AND ACCEPT PAYMENT OF THE DEBENTURES IN COMMON STOCK INSTEAD OF CASH, THE COMPANY'S LISTING APPLICATION WILL BE DENIED. IT IS A CONDITION OF THE UNDERWRITING AGREEMENT THAT THE OFFERING WILL NOT BE CONSUMMATED UNLESS THE COMPANY'S COMMON STOCK IS ACCEPTED FOR LISTING UPON THE NASDAQ STOCK MARKET.

         Although there can be no assurance, we fully anticipate completing the Offering by March 31, 1998. We propose, however, that you agree to a waiver until April 30, 1998. This will avoid the practical difficulties of obtaining your signature of an additional waiver letter if for some reason an additional delay is encountered.

          As you are probably aware, under the terms of the Debentures, payment of the Debentures was due on or before October 31, 1997. The Debentures also provided that in the event the


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Company's public offering was consummated before October 31, 1997, the holders of the Debentures were to receive, in lieu of cash payment, a number of shares of common stock. The number of shares to be received was to be determined by dividing the principal amount of the Debenture held by you by 80% of the public offering price of the common stock. For example, if you held a Debenture in the principal amount of $10,000 and the public offering price was $6.00 per share, then you would have received 2,083 shares of common stock.

         You may also recall that with your initial investment you received a warrant ("Warrant") to purchase one share of common stock for every two shares received upon conversion of the Debentures. Under the original terms of your investment, the exercise price of the Warrant was to be 120% of the public offering price of the common stock. By way of example, and using the same figures in the paragraph above, a holder of a $10,000 Debenture would have received a Warrant for 1,041 shares with an exercise price of $7.20 per share.

         As stated in our earlier letters, the Company has decided to offer all holders of the Debentures an incentive to obtaining a waiver of all defaults, including the payment default, until April 30, 1998.

         Briefly summarized, the Company proposes:

         1. to reduce the conversion rate of the Debenture from 80% to 75% of the price of the common stock in the public offering;

         2. to reduce the exercise price of the Warrant from 120% to 100% of the offering price of the common stock;

         3.       to extend the maturity date to April 30, 1998; and

         4. to increase the interest rate to 18% from 12% for the period from November 1, 1997 through the date of payment.

         As a result of the Company's proposal, a holder of a Debenture in the principal amount of $10,000 would receive, based upon an offering price of $6.00 per share, 2,222 shares, an increase of 139 shares over the previous terms of the Debentures. The Warrants would then have an exercise price of $6.00 per share instead of $7.20 per share.

THE SPECIFIC LANGUAGE CHANGES TO THE DEBENTURES ARE ANNEXED HERETO AS EXHIBIT A. PLEASE REFER TO EXHIBIT A FOR THE FULL TEXT OF THE CHANGES.

         PLEASE EXECUTE THIS LETTER BELOW TO INDICATE YOUR WAIVER OF ALL DEFAULTS, AGREEMENT TO EXTEND THE REPAYMENT PERIOD, ACCEPTANCE OF COMMON STOCK AS PAYMENT OF ALL PRINCIPAL OF THE DEBENTURE AND AMENDED TERMS OF THE DEBENTURE AND WARRANT. THE LETTER SHOULD BE FAXED TO OUR OFFICE (310) 275-3081) AS SOON AS POSSIBLE.





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We have included in the registration statement the shares of common stock which are to be issued to you in accordance with the terms of your investment. THIS INCLUDES YOUR SHARES FOR CONVERSION OF THE DEBENTURE AND EXERCISE OF THE WARRANT.

         A self addressed stamped envelope is enclosed for your convenience. You may contact Ken Teasdale at the Company, or our counsel, Mr. Brian Daughney at
(212) 599-3322 with any questions.

         Again, we thank you for your patience and we apologize for any inconvenience this situation may have caused to you. Our primary priority is to complete the public offering. Your immediate attention to this matter will help expedite the process as possible. Your financial and other support has been invaluable during this period.

                                                   Very Truly Yours,

                                                   ROLLERBALL INTERNATIONAL INC.

THE UNDERSIGNED HEREBY AGREES TO A WAIVER OF ALL DEFAULTS AND AGREES TO AN EXTENSION OF THE MATURITY DATE UNTIL THE EARLIER OF (A) CONSUMMATION OF THE PUBLIC OFFERING OR (B) APRIL 30, 1998. THE UNDERSIGNED ALSO AGREES TO ACCEPT PAYMENT OF THE PRINCIPAL AMOUNT OF DEBENTURES IN COMMON STOCK OF THE COMPANY AS CONTEMPLATED BY THE TERMS OF THE DEBENTURES.

PLEASE SIGN BELOW IN THE NAME OF THE HOLDERS OF THE DEBENTURE AS EITHER AN INDIVIDUAL OR ENTITY.

A. INDIVIDUALS


DATED:____________________. 1998                  ______________________________
                                                  Signature


                                                  ______________________________
                                                  Print Name

B. CORPORATIONS/TRUSTS/PARTNERSHIPS

DATE:_______________, 1998               ______________________________
                                         Name of Entity


                                         By:____________________________
                                                  Name:
                                                  Title:




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EXHIBIT A
                       AMENDED SECTIONS OF THE DEBENTURES

         The terms of the Debentures will be amended as follows:

A. The definition of "Maturity Date" shall be amended to be the earlier of (i) closing of the initial public offering by the Company or (ii) April 30, 1998. The Company shall pay interest on the unpaid principal sum hereof from November 1, 1997, at an interest rate equal to 18% per annum, to the Maturity Date.

B.       Section 6(a) of the Debenture is amended to read as follows:


6.       CONVERSION.

         (a) Subject to the terms and provisions of this Section 6, the outstanding principal amount of this Debenture shall be automatically converted, upon the effectiveness of the Company's registration statement (the "Registration Statement") for its initial public offering of shares of its common stock, par value $.001 per share ("Common Stock"), into
                  (i) that number of fully paid and non-assessable whole shares of Common Stock (the "Conversion Shares") as is obtained by dividing the outstanding principal amount of this Debenture by 75% of the per share initial public offering price (the "IPO Price") of the Common Stock, and (ii) three year warrants, substantially in the form of Exhibit A to this Debenture (the "Warrants"), to purchase an additional number of shares of Common Stock (the "Warrant Shares"), initially equal to one-half (1/2) of the number of Conversion Shares at an exercise price initially equal to 100% of the IPO Price, as such number of Warrant Shares and exercise price may be adjusted in accordance with the terms of the Warrants.